Exhibit 10.7

LICENSE AGREEMENT

THIS  LICENSE  AGREEMENT  (hereinafter this "Agreement")  is made and entered into by and between BBGN&K LLC, a limited liability company established under Nevada law (hereinafter "Licensor"),  having its office at 5343 Saville Drive, Acworth, GA 30101 and EAST COAST DIVERSIFIED CORPORATION, a corporation organized under Nevada law (including its affiliates, hereinafter "Licensee"), having its principle office at 120 Interstate North Parkway SE, Suite 445, Atlanta, Georgia 30339 (collectively "Parties").

RECITALS

I.	WHEREAS, Licensor has the right to grant licenses with respect to the Licensed Rights (as hereinafter defined), and wishes to grant such a license to Licensee; and

2.	WHEREAS, Licensee wishes to obtain a license of the Licensed Rights upon the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows:

ARTICLE I - DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1.	Licensed Rights: Shall mean:

a.	Patent Application Serial No. 61/245,141, filed by Kayode Aladesuyi;

b.	Patent Application Serial No. 11/854, 305, filed by Kayode Aladesuyi;

c.	Any and all improvements developed by Licensor, whether patentable or not, relating to the Licensed Rights, which Licensor may now or may hereafter develop, own or control;

d.
Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents; and

e.
All rights in and related to (whether held, owned or in the possession of Licensor now or in the future) the LogiBoxx trademark and trade name including all future U.S. trademark registrations related thereto, all logos related thereto and the goodwill appurtenant to each; each of subsection a. - e. in this ARTICLE I paragraph I is owned by Licensor.

2.	Gross Sales: Shall mean, for any period of time, all income, revenue or proceeds accrued, recorded or booked by Licensee and its affiliates on an accrual accounting basis, during such period of time.

3.
Exclusive License:  Shall mean a non-transferable, exclusive license to use the Licensed Rights within the Territory in the course of Licensee's  business during the term of and according to the terms and conditions of this Agreement.

4.	Royalty(ies): Shall mean revenues received in the form of cash from Licensee as a result of licensing of the Licensed Rights.

5.	Territory: Shall mean the United States of America.
6.	Business Day: Shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

ARTICLE II - GRANT OF EXCLUSIVE LICENSE

I.	Licensor hereby grants to the Exclusive License to Licensee.

2.	Licensor retains the right to continue to use Licensed Rights in any way for noncommercial purposes.
3.	Licensee represents and acknowledges that:

a. prior to the date hereof, Licensee made use of Licensed Rights;

b.other than pursuant to this agreement, Licensee does not have and never has had any claim of interest, right or title to Licensed  Rights or any improvements to or upon Licensed Rights.

4.	Licensee acknowledges that the Exclusive License herein granted shall be geographically limited to use of Licensed Rights in Territory and does not grant a global license.

ARTICLE III - LICENSE PAYMENTS

l.
For each calendar quarter, no later than the fifteenth (15'") day following the end of the immediately preceding calendar quarter, unless such fifteenth (15th) day is not a Business Day, in which case on the immediately following Business Day, Licensee shall pay to Licensor (or its designee), in immediately available funds, a fee equal to eight percent (8%) of the Gross Sales for such immediately preceding calendar quarter.

2.	All sums payable by Licensee hereunder shall be paid to Licensor in the United States and in the currency of U.S. dollars.
3.
In the event any Royalties are not paid as specified herein, then a compound annual interest of twenty percent (20%) shall be due to Licensor in addition to the Royalties accrued for the period of default.

ARTICLE  IV - REPORTS, BOOKS AND RECORDS

I.
For each calendar quarter, no later than the fifteenth (15'") day following the end of the immediately preceding calendar quarter, Licensee shall deliver to Licensor a written report setting forth the Gross Sales for such immediately preceding calendar quarter.  If there are no Gross Sales in such immediately preceding calendar quarter, Licensee shall deliver to Licensor a written statement to that effect.

2.
Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in paragraph I of this ARTICLE IV hereof to be determined. Licensee further agrees to permit such books and reports to be inspected by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph I of this ARTICLE IV hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and Royalty paid are correct, if not, the reasons why not.

ARTICLE V - MARKING

Licensee agrees to mark or have marked all products made, used or leased by it under the Licensed Rights, if and to the extent such markings shall be practical, with such patent markings as shall be desirable or required by applicable patent laws.

ARTICLE VI - TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

I.	At the option of Licensor, Licensor may terminate this agreement by written notice to Licensee in case of:

a.	Default in the payment of any Royalties required to be paid by Licensee to Licensor hereunder.

b.
Default in the performance of any other material obligation contained in this agreement on the part of Licensee to be performed and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee written notice of such default

c.	Adjudication that Licensee is bankrupt or insolvent.

d.
The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

e.
The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs,

2.
Termination of this agreement shall not in any way operate to impair or destroy any of Licensee's or Licensor's right or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay Royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

3.
Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor's right of termination for any other subsequent default by Licensee.

4.	Upon termination of this agreement, all of the Licensed Rights shall be returned to Licensor.

ARTICLE VII - TERM

This Agreement shall terminate and be of no further force or effect on September 17, 2015 (hereinafter "Initial Term"), unless renewed pursuant to this Agreement.  Following the Initial Term, this Agreement shall automatically renew for additional five (5) year terms (each, a "Renewal Term") unless both Parties agree in writing to non-renewal no fewer than three (3) months prior to the end of the Initial Term or the applicable Renewal Term.  In exchange for the renewal of this Agreement after the Initial Term and every Renewal Term, Licensee shall pay a fee (the "Renewal Fee") to Licensor on the date that the applicable Renewal Term begins. The Renewal Fee shall, at the discretion of Licensor, consist of either: I) an amount equal to Five Hundred and Fifty Thousand Dollars ($550,000) in immediately available funds and in the currency of US Dollars; or 2) an amount of any publicly traded securities of Licensee (such securities to have piggyback registration rights), such amount to equal Five Hundred and Fifty Thousand Dollars ($550,000).

ARTICLE VIII - LICENSED RIGHTS LITIGATION

Unless otherwise directed by Licensor in writing, Licensee shall undertake or direct or cause the undertaking or direction of the defense of any or all of the Licensed Rights with respect to any action, legal or otherwise (each, an "Action"), related to, connected to, or associated with the Licensed Rights (hereinafter "Defense Obligation"). Licensee covenants and agrees to pay and bear any and all costs and expenses, and acknowledges  that  Licensor shall  have  no  duty, obligation, responsibility or commitment with respect to such Defense Obligation, whether financial, monetary or otherwise. Licensee acknowledges that it has no right or interest whatsoever in or with respect to the proceeds, awards or judgments arising out of, related to, connected with or associated with any Action.  Licensee covenants and agrees that if it receives any such proceed, award or judgment, it shall immediately transfer such proceed, award or judgment to Licensor.  Defense Obligations undertaken at Licensee's cost shall be performed by patent attorneys, if applicable, selected by Licensor.  Both parties shall review and approve any and all documents related to, resulting from, or necessary for performance of such Defense Obligations.

ARTICLE IX - LICENSED RIGHTS FILINGS AND PROSECUTING

Unless otherwise directed by Licensor in writing, Licensee shall undertake or direct or cause the undertaking or direction of the preparation, filling, maintaining or prosecuting the application, new, old or pending, of any or all of the Licensed Rights or of any or all patentable to pay and bear any and all costs and expenses, and acknowledges that Licensor shall have no duty, obligation, responsibility or conunitment with respect to such IP Obligations, whether financial, monetary or otherwise.  In the event Licensee refuses to perform any IP Obligation, the rights to such Licensed  Rights  or improvement upon Licensed  Rights,  shall be returned Licensor.  IP Obligations  undertaken at Licensee's cost shall be performed by patent attorneys, if applicable, selected by Licensor.  Both parties shall review and approve any and all documents related to, resulting from, or necessary for performance of such IP Obligations.

ARTICLE  X - NOTICES, ASSIGNEES

I.
Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. All notices to Licensor shall also include a copy to: BBGN&K LLC, c/o Andrea Sousa, 5343 Saville Drive Acworth, GA 30101.  The Parties hereto will keep each other advised of address changes.

2.
Licensee shall not assign any or all of its rights or obligations pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor  to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE  XI- MISCELLANEOUS

1.
Licensee shall indemnify, hold harmless, and defend Licensor  and its trustees, members, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Licensed Rights.

2.
In connection with the performance of this Agreement,  each party (the "Receiving  Party") may have access to certain confidential and proprietary information of the other party (the "Disclosing Party").  For purposes of this Agreement, "Confidential Information" shall mean any and all information proprietary to the Disclosing Party, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work nuder the United States Copyright Act, and shall include, without limitation, the terms and existence of this Agreement,  information relating to intellectual property and to business plans, financial matters, products and services.  Recognizing  that  such  information represents valuable assets and property of the Disclosing Party and the harm that may befall the Disclosing Party if any of such Confidential  Information is disclosed, the Receiving Party agrees to hold all such Confidential Information in strict confidence and not to use or otherwise disclose any such Confidential Information to third parties without extent that any Confidential Information is ordered to be disclosed by a court of competent jurisdiction in a final non-appealable decision or is otherwise required to be disclosed by law (but only to the limited extent of such order or legal requirement).

3.
The parties hereto deem this Agreement to be an agreement that is executed and performed entirely within the State of New York.  This Agreement, and all rights and obligations created by it, shall be interpreted in accordance with the laws of the State of New York governing agreements to be executed and performed entirely within the State of New York, without reference to the choice of law provisions thereof.  The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York, County of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related  thereto shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties  hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law

4.
No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision, or any subsequent breach of the same or any other provision, including the time for performance of any such provision.  The exercise by a party of any remedy, whether at law or equity, shall not prevent the exercise by that party of any other remedy that may be available.

5.
This Agreement inures to the benefit of, and is binding on the parties, their respective heirs, personal representatives, affiliates, successors and permitted assigns, except to the extent of any contrary provision of this Agreement.

6.
If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.	This Agreement may be executed in any number of counterparts, all of which will be construed together and will constitute a single original.

8.
This Agreement constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations, and agreements, whether oral or written.  Any subsequent amendment, including an oral modification supported by new consideration, must be reduced to writing and signed by both parties before it will be effective.  No amendment to this Agreement, whether written or oral, shall in any way modify or amend this Agreement, duties, obligations, requirements or covenants hereunder without the express prior written consent  of the Licensor, in the Licensor's sole discretion.  Emails, including emails that bear an electronic "signature block" identifying the sender, do not constitute signed writings for purposes of this agreement.

9.
The Parties hereto represent and warrant to each other that they have the full right, power and authority to enter into and perform all of their obligations hereunder, that they are under no legal impediment which would prevent  their signing of this Agreement or consummating the same, and to the best of their knowledge, the entering into of this Agreement will not create any default under any other agreement or breach of same to which they or any of their affiliates may be a party or to an order, judgment, or decree to which they may be subject or bound.

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IN WITNESS WHEREOF, the  Parties hereto have caused  this  License Agreement  to beexecuted by their duly authorized representatives as of September 17, 2010

Licensor

BBGN&ALLC

Licensee

East Coast Diversified Corporation